Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File Nos. 333-109955 and 333-57138) and on Form S-8 (File Nos. 333-32543, 333-60311, 333-80457 and 333-32868) of The Hertz Corporation of our report dated January 14, 2004, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey
March 15, 2004